As filed with the Securities and Exchange Commission on June 10, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELECOMMUNICATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1526369
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

275 West Street Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

TELECOMMUNICATION SYSTEMS, INC. THIRD AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

(Full title of plan)

(Name, address and telephone number of agent for service)	(Copy to:)
Maurice B. Tosé	Wm. David Chalk, Esq.
Chief Executive Officer, President and	DLA Piper LLP (US)
Chairman of the Board	6225 Smith Avenue
TeleCommunication Systems, Inc.	Baltimore, Maryland 21209-3600
275 West Street	(410) 580-4120
Annapolis, Maryland 21401
(410) 263-7616

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one:)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	2,000,000 (1)	$2.34(2)	$4,680,000(2)	$639(2)

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers (i) an indeterminate number of shares of Class A Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions and (ii) an indeterminate number of plan participation interests to be offered or issued pursuant to the Plan.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). The proposed maximum offering price per share for shares to be offered under the Plan is based on the average of the high and low prices of TeleCommunication Systems, Inc. Class A Common Stock reported on the Nasdaq Global Select Market on June 5, 2013 (i.e., $2.34). Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Form S-8 only. Pursuant to Rule 457(h)(2), no separate registration fee is provided for the participation interests in the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant or the Plan with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Plan’s Annual Report on Form 11-K for the year ended January 31, 2013;

(b)	All other reports filed by the Registrant or the Plan pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the Registrant’s fiscal year ended December 31, 2012; and

(c)	Description of Class A Common Stock of the Registrant which is contained in the Registrant’s Current Report on Form 8-K/A filed with the SEC on February 22, 2010.

All documents subsequently filed by the Registrant or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or (ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

As permitted by the Maryland General Corporation Law (“MGCL”), Article Seventh, Paragraph (5) of the Registrant’s charter provides for indemnification of directors and officers of the Registrant as follows:

(5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

The MGCL permits a corporation to indemnify its directors and officers (which include any person who is, or was, serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan), among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceedings and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceedings, the director or officer had reasonable cause to believe that the action or omission was unlawful.

As permitted by the MGCL, Article Seventh, Paragraph (6) of the Registrant’s charter provides for limitation of liability of directors and officers of the Registrant as follows:

(6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

As permitted under Section 2-418(k) of the MGCL, the Registrant has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Articles of Incorporation (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.2	Second Amended and Restated By-Laws (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

5.1	Opinion of DLA Piper LLP (US) (filed herewith).

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP (filed herewith).

23.3	Consent of CohnReznick LLP (filed herewith).

23.4	Consent of Reznick Group, P.C. (filed herewith).

24.1	Power of Attorney (filed herewith).

99.1	TeleCommunication Systems, Inc. Third Amended and Restated Employee Stock Purchase Plan (filed herewith).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on the 10th day of June, 2013.

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Maurice B. Tosé
Maurice B. Tosé
Chief Executive Officer, President
and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of the Third Amended and Restated Employee Stock Purchase Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on the 10th day of June, 2013.

TELECOMMUNICATION SYSTEMS, INC.
THIRD AMENDED AND RESTATED EMPLOYEE
STOCK PURCHASE PLAN

By:	/s/ James M. Bethmann
James M. Bethmann
Member of the Compensation Committee

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Maurice B. Tosé Maurice B. Tosé	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	June 10, 2013

/s/ Thomas M. Brandt, Jr. Thomas M. Brandt, Jr.	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	June 10, 2013

A majority of the Board of Directors (James M. Bethmann, Thomas M. Brandt, Jr., Jan C. Huly, A. Reza Jafari, Jon B. Kutler, Weldon H. Latham, Maurice B. Tosé and Richard A. Young).

Date: June 10, 2013	By:	/s/ Thomas M. Brandt, Jr.
Thomas M. Brandt, Jr., Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Articles of Incorporation (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.2	Second Amended and Restated By-Laws (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

5.1	Opinion of DLA Piper LLP (US) (filed herewith).

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP (filed herewith).

23.3	Consent of CohnReznick LLP (filed herewith).

23.4	Consent of Reznick Group, P.C. (filed herewith).

24.1	Power of Attorney (filed herewith).

99.1	TeleCommunication Systems, Inc. Third Amended and Restated Employee Stock Purchase Plan (filed herewith).